Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, (314) 721-2828

kentringer@caseycomm.com

October 21, 2016

Joseph Rupp Joins Board of Directors of

Cass Information Systems, Inc. (NASDAQ: CASS)

ST. LOUIS – Joseph Rupp has been appointed to the board of directors of Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services.

After joining Olin Corporation in 1972, Rupp held positions of increasing responsibility in its Brass Division before being appointed president of Olin Brass and a corporate vice president in 1996. In 2001 he was promoted to executive vice president, operations before being named president and chief executive officer in 2002. He held both posts until 2016. Rupp continues as chairman of Olin’s board of directors, a position he has held since 2005.

Additionally, Rupp has served as a director of Quanex Building Products Corp. and Dot Foods, Inc. as well as a trustee of Missouri University of Science and Technology.

He earned his bachelor’s degree in metallurgical engineering from Missouri University of Science and Technology.

“Joe Rupp’s clear understanding of the complex issues that face multi-faceted organizations such as Cass make him a welcome addition to our board,” said Eric Brunngraber, Cass chairman of the board and chief executive officer.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $40 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

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Cass Information Systems, Inc. • 12444 Powerscourt Drive • Suite 550 • St. Louis, MO 63131

PHONE 314-506-5500 • FAX 314-506-5955 • www.cassinfo.com